Exhibit 99.12

FAQ

1.	What was announced?

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We announced that Alder has entered into an agreement to be acquired by Lundbeck, joining a global leader in neuroscience research and the development and commercialization of innovative therapies in neurology.

2.	Who is Lundbeck?

•	Lundbeck is a global leader in neuroscience research and the development and commercialization of innovative therapies in neurology.

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It has a strong, established portfolio of commercialized therapies across four neurology disease areas – Alzheimer’s, depression, Parkinson’s and schizophrenia. Some of its products include Abilify Maintena®, Carnexiv®, Ebixa®, Lexapro®, Namenda® and Parkinsan®, among many others.

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Lundbeck is headquartered in Copenhagen, Denmark and has approximately 5,000 employees worldwide, with products registered in more than 100 countries. Its U.S. operations are based in Deerfield, Illinois.

3.	Why is Alder being acquired by Lundbeck?

•	Through this transaction with Lundbeck, we will become part of the global leader in neurology.

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Lundbeck shares our confidence and passion in eptinezumab’s tremendous potential, and we are confident its global scale and proven product launch experience will help position eptinezumab for successful global launches and enhance its ability to reach patients around the world.

•	In addition, Lundbeck expects to leverage Alder’s expertise in antibody development, explore additional indications for eptinezumab and continue the development of ALD1910.

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Importantly, both of our companies share a commitment to serving patients with high unmet needs and to discovering, developing and commercializing novel therapies to improve the lives of those suffering from complex and debilitating neurologic conditions.

4.	How will this transaction impact our relationship?

•	Please be assured that we remain focused on preparing for eptinezumab’s U.S. launch in the first quarter of 2020.

•	We are grateful for all of your efforts and support, and we recognize that you have played an important role in our success to date.

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Your passion for patients, keen insights and commitment to migraine have deeply enriched the understanding of eptinezumab for both Alder and the medical community, and have helped create a strong foundation for the future.

•	Our work with you and our commitment to migraine patients remain the same, and we look forward to continuing to work together.

•	Thank you for your continued partnership.

5.	Will this transaction impact the commercial launch of eptinezumab?

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This announcement has no impact on our PDUFA target action date, which the FDA set for February 21, 2020, and we remain on track for eptinezumab’s U.S. commercial launch, upon approval, in the first quarter of 2020.

•	We are moving forward with our commercial readiness activities.

•	We are confident Lundbeck’s global scale and proven product launch experience will help position eptinezumab for successful global launches and enhance its ability to reach patients around the world.

6.	When will the transaction be completed? What are next steps?

•	The transaction is expected to close in the five to eight weeks, subject to customary closing conditions and the receipt of transaction-related regulatory approvals.

•	Until then, Alder and Lundbeck will continue to operate as separate and independent companies, and it is business as usual at Alder.

•	Lundbeck has committed to ensuring a smooth transition for patients, physicians and other stakeholders.

•	Our goal is to make the transition as seamless as possible, and we will keep you apprised of any changes on a timely basis.

7.	Where will the combined company be headquartered and who will lead it?

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Until the transaction closes, which is expected to occur in five to eight weeks, Alder and Lundbeck will continue to operate as separate and independent companies, and it is business as usual at Alder.

•	Following the close, Deborah Dunsire, Lundbeck’s CEO, will lead the combined company.

•	Between now and close, we will form an integration planning team comprising Alder and Lundbeck leadership to begin planning how our organizations will come together.

•	However, decisions regarding organizational structure will not be finalized before the close.

•	We will continue to keep you appropriately informed as we move through that process.

8.	Who can I contact if I have more questions?

•	If you have additional questions about this announcement, please do not hesitate to reach out to your usual contact.

Notice to Investors

The tender offer (the Offer) for the outstanding common stock of Alder referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lundbeck and Purchaser will file with the U.S. Securities and Exchange Commission (the SEC). The solicitation and offer to buy the common stock of Alder will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Lundbeck and Purchaser will file a tender offer statement on Schedule TO and thereafter Alder will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Lundbeck and when available may be obtained by directing a request to the Information Agent for the tender offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by Alder will be available free of charge on Alder’s internet website at http://investor.alderbio.com/financial-information/sec-filings or by contacting Alder’s investor relations contact at +1 (212) 362-1200.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Lundbeck, as well as the solicitation/recommendation statement filed by Alder, Alder will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Lundbeck or Alder at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Alder’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Safe Harbor/Forward-Looking Statements

This communication contains forward-looking information related to Lundbeck, Alder and the proposed acquisition of Alder by Lundbeck that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document includes, among other things, statements about the potential benefits of the proposed acquisition, the anticipated contingent value right payment, anticipated royalties, earnings dilution and accretion, and growth, Lundbeck’s and Alder’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Lundbeck and Alder, Alder’s product pipeline and portfolio assets, Alders ability to achieve certain milestones that trigger the contingent value right payment, the anticipated timing of closing of the proposed acquisition and expected plans for financing the proposed acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Alder’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits and accretion from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Lundbeck’s common stock, Lundbeck’s credit ratings and/or Lundbeck’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies, including government-mandated price decreases for Lundbeck’s products; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the uncertainty that the milestones for the CVR payment may not be achieved in the prescribed timeframe or at all; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from Lundbeck’s and Alder’s clinical studies; whether and when drug applications may be filed in any jurisdictions for any potential indication for any of Lundbeck’s or Alder’s pipeline assets; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any such products; and competitive developments.

A further description of risks and uncertainties relating to Alder can be found in Alder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://www.alderbio.com/.

Certain assumptions made by Lundbeck are required by Danish Securities Law for full disclosure of material corporate information. Some assumptions, including assumptions relating to sales associated with product that is prescribed for unapproved uses, are made considering past performances of other similar drugs for similar disease states or past performance of the same drug in other regions where the product is currently marketed. It is important to note that although physicians may, as part of their freedom to practice medicine in the US, prescribe approved drugs for any use they deem appropriate, including unapproved uses. Promotion by Lundbeck of unapproved uses is strictly prohibited.